EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Morningstar, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑124783 and No. 333-176203) on Form S-8 of Morningstar, Inc. of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Morningstar, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in this December 31, 2019 annual report on Form 10‑K of Morningstar, Inc.
Our report contains an explanatory paragraph related to Morningstar, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 842, Leases, and change in method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of FASB’s ASC Topic 606, Revenue from Contracts with Customers.
Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the Company acquired DBRS during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, the internal control over financial reporting of the operations of the acquired business. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of the operations of the acquired business.

/s/ KPMG LLP
Chicago, Illinois
March 2, 2020